SUB-ITEM 77H


The following shareholders held greater than 25% of the outstanding shares of a series

"of the Trust as of February 28, 2017 but held below that threshold as of August 31, 2016:"


Fund		Shareholder

GMO CORE PLUS BOND FUND  		ASSET
ALLOCATION TRUST
Int'l Large/Mid Cap Equity Fund		UMWA 1974
Pension Trust






















The following shareholders ceased to hold greater than 25% of the outstanding shares of a

"series of the Trust during the period August 31,2016 through February 28, 2017:"


Fund		Shareholder




GMO ALPHA ONLY FUND  		ASSET
ALLOCATION TRUST
GMO ALPHA ONLY FUND  		GMO GLOBAL
ASSET ALLOCATION FUND

GMO CURRENCY HEDGED INTERNALTIONAL BOND
FUND		TEACHERS' RETIREMENT SYSTEM OF
THE
GMO CORE PLUS BOND FUND
	NEIGHBORHOOD HEALTH PLAN

GMO EMERGING COUNTRIES FUND
	NATIONAL FINANCIAL SERVICES LLC FOR THE

Developed World Stock Fund		Dow Chemical

Global Bond Fund 		Lifeway Christian

Int'l Small Companies Fund		Milwaukee
County